Exhibit 23.2

Onestop Assurance PAC Co. Registration No.: 201823302D 10 Anson Road #06-15 International Plaza Singapore, 079903 Email: audit@onestop-ca.com Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated January 13, 2023, relating to the consolidated financial statements of Green Giant Inc. (formerly known as “China HGS Real Estate Inc.”) as of and for the year ended September 30, 2022, appearing in Green Giant Inc.’s Annual Report on Form 10-K for the year ended September 30, 2022. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Very truly yours

/s/ OneStop Assurance PAC

Singapore

November 30, 2023